THIRD AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

OF

PROSPER FUNDING LLC

This Third Amended and Restated Limited Liability Company Agreement (together with the schedules attached hereto, this “Agreement”) of PROSPER FUNDING LLC (the “Company”), dated as of June 4, 2013, is entered into by PROSPER MARKETPLACE, INC., a Delaware corporation as the sole equity member (the “Member”), Bernard J. Angelo and David V. DeAngelis, as Independent Directors who may become Special Members and each other Special Member who may become a party hereto from time to time.  Capitalized terms used but not otherwise defined in Schedule A hereto shall have the respective meanings assigned to such terms in the Indenture or, if not defined therein, in the Administration Agreement.

The Certificate of Formation of the Company, effective as of February 17, 2012, has been filed with the Secretary of State of the State of Delaware.  The Member executed the Limited Liability Company Agreement of PROSPER FUNDING LLC (the “Initial Agreement”), dated as of March 1, 2012, to form the Company as a limited liability company pursuant to and in accordance with the Delaware Limited Liability Company Act (6 Del. C. § 18-101 et seq.), as amended from time to time (the “Act”).  The Member executed the Amended and Restated Limited Liability Company Agreement of PROSPER FUNDING LLC, dated as of October 1, 2012.  The Member executed the Second Amended and Restated Limited Liability Company Agreement of PROSPER FUNDING LLC, dated as of January 10, 2013.  The Member hereby agrees as follows:

Section 1. Name

The name of the limited liability company formed is “Prosper Funding LLC.”

Section 2. Principal Business Office

The principal business office of the Company shall be located at 101 Second Street, 15th Floor, San Francisco, CA 94105 or such other location as may hereafter be determined by the Member.

Section 3. Registered Office

The address of the registered office of the Company in the State of Delaware is 615 South DuPont Highway, Dover, Delaware, 19901, County of Kent.

Section 4. Registered Agent

The name and address of the registered agent of the Company for service of process on the Company in the State of Delaware is National Corporate Research, Ltd., 615 South DuPont Highway, Dover, Delaware, 19901, County of Kent.

Section 5. Members

(a) The mailing address of the Member is set forth on Schedule B attached hereto.  The Member was admitted to the Company as a member of the Company upon its execution of a counterpart signature page to the Initial Agreement.

(b) Subject to Section 9(j), the Member may act by written consent.

(c) Upon the occurrence of any event that causes the Member to cease to be a member of the Company (other than (i) upon an assignment by the Member of all of its limited liability company interest in the Company and the admission of the transferee pursuant to Sections 21 and 23, or (ii) the resignation of the Member and the admission of an additional member of the Company pursuant to Sections 22 and 23), each person acting as an Independent Director pursuant to Section 10 shall, without any action of any Person and simultaneously with the Member ceasing to be a member of the Company, automatically be admitted to the Company as a Special Member and shall continue the Company without dissolution.  No Special Member may resign from the Company or transfer its rights as Special Member unless (i) a successor Special Member has been admitted to the Company as Special Member by executing a counterpart signature page to this Agreement, and (ii) such successor has also accepted its appointment as an Independent Director pursuant to Section 10; provided, however, the Special Members shall automatically cease to be members of the Company upon the admission to the Company of a substitute Member.  Each Special Member shall be a member of the Company that has no interest in the profits, losses and capital of the Company and has no right to receive any distributions of Company assets.  Pursuant to Section 18-301 (or any successor provision) of the Act, a Special Member shall not be required to make any capital contributions to the Company and shall not receive a limited liability company interest in the Company.  A Special Member, in its capacity as Special Member, may not bind the Company.  Except as required by any mandatory provision of the Act, each Special Member, in its capacity as Special Member, shall have no right to vote on, approve or otherwise consent to any action by, or matter relating to, the Company, including, without limitation, the merger, consolidation or conversion of the Company.  In order to implement the admission to the Company of each Special Member, each person acting as an Independent Director pursuant to Section 10 shall execute a counterpart signature page to this Agreement.  Prior to its admission to the Company as a Special Member, each person acting as an Independent Director pursuant to Section 10 shall not be a member of the Company.

Section 6. Certificates

Michael S. Himmel was designated as an “authorized person” within the meaning of the Act and has executed, delivered and filed the Certificate of Formation of the Company with the Secretary of State of the State of Delaware.  Upon the filing of the Certificate of Formation with the Secretary of State of the State of Delaware, his powers as an “authorized person” ceased, and the Member thereupon became the designated “authorized person” and shall continue as the designated “authorized person” within the meaning of the Act.  The Member or an Officer shall execute, deliver and file any other certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in any jurisdiction in which the Company may wish to conduct business.

The existence of the Company as a separate legal entity shall continue until cancellation of the Certificate of Formation as provided in the Act.

Section 7. Purposes

(a) The sole purpose to be conducted or promoted by the Company is to engage in the following activities:

(i)	to own and operate the Prosper System;

(ii)
to purchase or otherwise acquire, own (and to exercise and enforce all rights and powers conferred by or incidental to such ownership), hold, finance, transfer, sell, convey, dispose of, pledge, assign or otherwise deal with Borrower Loans;

(iii)	to issue and sell Securities;

(iv)	to execute, deliver, and perform its obligations under the Program Documents;

(v)
without limitation to Section 7(a)(iv), to provide for the servicing of the Borrower Loans and the administration of the Prosper System pursuant to the Administration Agreement (or, if applicable, any other agreement between the Company and another entity acting as servicer of the Borrower Loans and/or administrator of the Prosper System);

(vi)	to pledge or otherwise grant security interests in the Borrower Loans and certain other Company assets pursuant to the Indenture;

(vii)
without limitation to Section 7(a)(iv), to enter into agreements with third parties regarding (i) the administration of the Borrower Loans in accordance with the Program Documents, (ii) the Company’s own management and operations and (iii) the issuing, paying, sale and administration of the Securities and other obligations;

(viii)
to file registration statements, and make all other requisite filings, with the SEC and State securities commissions, and to issue prospectuses and furnish other offering materials and related information in relation to the Securities;

(ix)
to take any and all other action necessary to maintain the existence of the Company as a limited liability company in good standing under the laws of the State of Delaware and/or to qualify the Company to do business as a foreign limited liability company in any other state or foreign jurisdiction in which such qualification is desirable or required;

(x)	to establish bank accounts and make investments as are necessary, convenient or advisable to accomplish the activities set forth herein;

(xi)
to contract with third parties to provide services as may be required from time to time by the Company, including legal, investment, accounting, data processing, administrative and management services; and

(xii)
to engage in any lawful act or activity and to exercise any powers permitted to limited liability companies organized under the laws of the State of Delaware that are related or incidental to and necessary, convenient or advisable for the accomplishment of the above-mentioned purposes.

(b) The Company, by or through the Member, or any Director or Officer on behalf of the Company, may enter into and perform the Program Documents, all without any further act, vote or approval of any other Person notwithstanding any other provision of this Agreement, the Act or applicable law, rule or regulation.  The foregoing authorization shall not be deemed a restriction on the powers of the Member or any Director or Officer to enter into other agreements on behalf of the Company.

Section 8. Powers

Subject to Section 9(j), the Company, and the Board of Directors and the Officers of the Company on behalf of the Company, (i) shall have and exercise all powers necessary, convenient or incidental to accomplish its purposes as set forth in Section 7 and (ii) shall have and exercise all of the powers and rights conferred upon limited liability companies formed pursuant to the Act.  No Officer, Independent Director or Director shall have the power to make an election to treat the Company as an association taxable as a corporation for U.S. federal, state and local income tax purposes (including an election under Treasury Regulation § 301.7701-3(c)).

Section 9. Management

(a) Board of Directors.  Subject to Section 9(j), the business and affairs of the Company shall be managed by or under the direction of a Board of one or more Directors designated by the Member.  Subject to Section 10, the Member may determine at any time in its sole and absolute discretion the number of Directors to constitute the Board.  The authorized number of Directors may be increased or decreased by the Member at any time in its sole and absolute discretion, upon notice to all Directors, and subject in all cases to Section 10.  The initial number of Directors shall be five, two of which shall be Independent Directors pursuant to Section 10.  Each Director elected, designated or appointed by the Member shall hold office until a successor is elected and qualified or until such Director’s earlier death, resignation, expulsion or removal.  The Directors currently designated by the Member are listed on Schedule C hereto.

(b) Powers.  Subject to Section 9(j), the Board of Directors shall have the power to do any and all acts necessary, convenient or incidental to or for the furtherance of the purposes described herein, including all powers, statutory or otherwise.  Subject to Section 7, the Board of Directors has the authority to bind the Company.

(c) Meeting of the Board of Directors.  The Board of Directors of the Company may hold meetings, both regular and special, within or outside the State of Delaware.  Regular meetings of the Board may be held without notice at such time and at such place as shall from time to time be determined by the Board.  Special meetings of the Board may be called by the President on not less than one day’s notice to each Director by telephone, facsimile, mail, telegram or any other means of communication, and special meetings shall be called by the President or Secretary in like manner and with like notice upon the written request of any one or more of the Directors.

(d) Quorum: Acts of the Board.  At all meetings of the Board, a majority of the Directors shall constitute a quorum for the transaction of business and, except as otherwise provided in any other provision of this Agreement, the act of a majority of the Directors present at any meeting at which there is a quorum shall be the act of the Board.  If a quorum shall not be present at any meeting of the Board, the Directors present at such meeting may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present.  Any action required or permitted to be taken at any meeting of the Board or of any committee thereof may be taken without a meeting if all members of the Board or committee, as the case may be, consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the Board or committee, as the case may be.

(e) Electronic Communications.  Members of the Board, or any committee designated by the Board, may participate in meetings of the Board, or any committee, by means of telephone conference or similar communications equipment that allows all Persons participating in the meeting to hear each other, and such participation in a meeting shall constitute presence in Person at the meeting.  If all the participants are participating by telephone conference or similar communications equipment, the meeting shall be deemed to be held at the principal place of business of the Company.

(f) Committees of Directors.

(i)
The Board may, by resolution passed by a majority of the whole Board, designate one or more committees, each committee to consist of one or more of the Directors of the Company.  The Board may designate one or more Directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee.

(ii)
In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not such members constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in the place of any such absent or disqualified member.

(iii)
Any such committee, to the extent provided in the resolution of the Board, and subject to, in all cases, Sections 9(j) and 10, shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Company.  Such committee or committees shall have such name or names as may be determined from time to time by resolution adopted by the Board.  Each committee shall keep regular minutes of its meetings and report the same to the Board when required.

(g) Compensation of Directors; Expenses.  The Board shall have the authority to fix the compensation of Directors.  The Directors may be paid their expenses, if any, of attendance at meetings of the Board, which may be a fixed sum for attendance at each meeting of the Board or a stated salary as Director.  No such payment shall preclude any Director from serving the Company in any other capacity and receiving compensation therefor.  Members of special or standing committees may be allowed like compensation for attending committee meetings.

(h) Removal of Directors.  Unless otherwise restricted by law, any Director or the entire Board of Directors may be removed or expelled, with or without cause, at any time by the Member, and, subject to Section 10, any vacancy caused by any such removal or expulsion may be filled by action of the Member.

(i) Directors as Agents.  To the extent of their powers set forth in this Agreement and subject to Section 9(j), the Directors are agents of the Company for the purpose of the Company’s business, and the actions of the Directors taken in accordance with such powers set forth in this Agreement shall bind the Company.  Notwithstanding the last sentence of Section 18-402 of the Act, except as provided in this Agreement or in a resolution of the Directors, a Director may not bind the Company.

(j) Limitations on the Company’s Activities.

(i)	This Section 9(j) is being adopted in order to comply with certain provisions required in order to qualify the Company as a “special purpose” entity.

(ii)
The Member shall not, so long as any Security is outstanding, amend, alter, change or repeal the definition of “Independent Director” or Sections 5(c) , 7, 8, 9(a), 9(j), 10, 16, 20, 21, 22, 23, 24, 25, 26 or 31 or Schedule A of this Agreement without the unanimous written consent of the Board (including all Independent Directors).  Subject to this Section 9(j), the Member reserves the right to amend, alter, change or repeal any provisions contained in this Agreement in accordance with Section 31.

(iii)
Notwithstanding any other provision of this Agreement and any provision of law that otherwise so empowers the Company, the Member, the Board, any Officer or any other Person, neither the Member nor the Board nor any Officer nor any other Person shall be authorized or empowered, nor shall they permit the Company, without the prior unanimous written consent of the Member and the Board (including all Independent Directors), to take any Material Action (provided, however, that the Board may not vote on, or authorize the taking of, any Material Action, unless there are at least two Independent Directors then serving in such capacity).

(iv)
Notwithstanding any other provision of this Agreement and any provision of law that otherwise so empowers the Company, the Member, the Board, any Officer or any other Person, neither the Member nor the Board nor any Officer nor any other Person shall be authorized or empowered, nor shall they permit the Company to terminate the Administration Agreement, without:

(A)
the Member’s and the Board’s determination that with respect to the proposed termination of the Administration Agreement, the Company or a third party has the ability and has agreed to provide the services currently provided by the Member under the Administration Agreement on commercially reasonable terms and in compliance with the applicable terms and conditions of the Indenture; and

(B)
the prior unanimous written consent of the Member and the Board (including all Independent Directors), to terminate the Administration Agreement (provided, however, that the Board may not vote on, or authorize the termination of the Administration Agreement, unless there are at least two Independent Directors then serving in such capacity).

(v)
The Board and the Member shall cause the Company to do or cause to be done all things necessary to preserve and keep in full force and effect its existence, rights (charter and statutory) and franchises; provided, however, that the Company shall not be required to preserve any such right or franchise if the Board shall determine that the preservation thereof is no longer desirable for the conduct of its business and that the loss thereof is not disadvantageous in any material respect to the Company.  The Board also shall cause the Company to:

(A)	maintain its own separate books and records and bank accounts separate from those of the Member or any other Person;

(B)	at all times hold itself out to the public and all other Persons as a legal entity separate from the Member and any other Person;

(C)	have a Board of Directors separate from that of the Member and any other Person;

(D)
file its own tax returns, if any, as may be required under applicable law, to the extent (1) not part of a consolidated group filing a consolidated return or returns or (2) not treated as a division for tax purposes of another taxpayer, and pay any taxes so required to be paid under applicable law;

(E)
except as contemplated by the Program Documents, not commingle its assets with assets of any other Person and maintain its funds and other assets such that they shall be separately identified and segregated from those of the Member and any other Person;

(F)
conduct its business in its own name so as not to mislead third parties as to the identity of the entity with which such third parties are dealing and strictly comply with all organizational formalities to maintain its separate existence;

(G)
maintain separate financial statements and ensure that such financial statements indicate (in the notes thereto or otherwise) the separate existence of the Company and the Member and their respective assets and liabilities and to the extent the assets and liabilities of the Company are represented on the financial statements of the Member, ensure that such financial statements indicate (in the notes or otherwise) the separate existence of the Company and the Member and their separate assets and liabilities;

(H)	pay its operating expenses and own liabilities only out of its own funds and not from the funds of any other Person;

(I)
maintain an arm’s length relationship with its Affiliates and the Member and ensure that all transactions between the Company and its Affiliates are on terms and conditions that are not materially more favorable to the Affiliate than the terms and conditions that would be expected to have been obtained under similar circumstances, from a non-Affiliate;

(J)	pay the salaries of its own employees, if any;

(K)	not hold out its credit or assets as being available to satisfy the obligations of others;

(L)	allocate fairly and reasonably any overhead for shared office space and pay for its share of such overhead;

(M)	so as not to mislead third parties as to the identity of the entity with which such third parties are dealing, maintain and utilize separate stationery, invoices and checks;

(N)	except as contemplated by the Program Documents, not pledge its assets for the benefit of any other Person;

(O)	correct any known misunderstanding regarding its separate identity;

(P)	maintain adequate capital in light of its contemplated business purpose, transactions and liabilities;

(Q)
ensure that it does not enter into any agreement to be named, directly or indirectly, as a direct or contingent beneficiary or loss payee on any insurance policy covering the property of any other Person;

(R)	ensure that it will not conceal from creditors any of its assets or participate in concealing the assets of any other person or entity;

(S)
cause its Board of Directors to meet at least annually or act pursuant to written consent and keep minutes of such meetings and actions and observe all other Delaware limited liability company formalities;

(T)	not acquire any securities of the Member (other than the purchase or other acquisition of certain borrower payment dependent notes issued by the Member, and the related borrower loans); and

(U)
cause the Directors, Officers, agents and other representatives of the Company to act at all times with respect to the Company consistently and in furtherance of the foregoing and in the best interests of the Company.

Failure of the Company, or the Member or Board on behalf of the Company, to comply with any of the foregoing covenants or any other covenants contained in this Agreement shall not affect the status of the Company as a separate legal entity or the limited liability of the Member or the Directors.

(vi)	So long as any Security is outstanding, the Board shall not cause or permit the Company to:

(A)	except as contemplated by the Program Documents, guarantee any obligation of any Person, including any Affiliate;

(B)	engage, directly or indirectly, in any business other than the actions required or permitted to be performed under Section 7;

(C)	incur, create or assume any indebtedness other than as permitted under the Program Documents;

(D)
make or permit to remain outstanding any loan or advance to any Person, except that the Company may invest in those investments permitted under the Program Documents and may make any advance required or permitted to be made pursuant to any provisions of the Program Documents and permit the same to remain outstanding in accordance with such provisions;

(E)
to the fullest extent permitted by law, engage in any dissolution, liquidation, consolidation, merger, asset sale or transfer of ownership interests other than such activities as are permitted pursuant to the Program Documents; or

(F)	form, acquire or hold any subsidiary (whether corporate, partnership, limited liability company or other), except as permitted pursuant to the Program Documents.

Section 10. Independent Director

As long as any Security is outstanding, the Member shall cause the Company at all times to have at least two Independent Directors who will be appointed by the Member.  To the fullest extent permitted by law, including Section 18-1101(c) (or any successor provision) of the Act, the Independent Directors shall consider only the interests of the Company, including its respective creditors, in acting or otherwise voting on the matters referred to in Sections 9(j)(iii) and (iv).  No resignation or removal of an Independent Director, and no appointment of a successor Independent Director, shall be effective until such successor (i) shall have accepted his or her appointment as an Independent Director by a written instrument and (ii) shall have executed a counterpart signature page to this Agreement as required by Section 5(c).  In the event of a vacancy in the position of Independent Director, the Member shall, as soon as practicable, appoint a successor Independent Director.  All right, power and authority of the Independent Directors shall be limited to the extent necessary to exercise those rights and perform those duties specifically set forth in this Agreement.  Except as provided in the second sentence of this Section 10, in exercising their rights and performing their duties under this Agreement, any Independent Director shall have a fiduciary duty of loyalty and care similar to that of a director of a business corporation organized under the General Corporation Law of the State of Delaware.  No Independent Director shall at any time serve as trustee in bankruptcy for any Affiliate of the Company.

Section 11. Officers

(a) Officers.  The initial Officers of the Company were designated by the Member in the Initial Agreement. The additional or successor Officers of the Company shall be chosen by the Board and shall consist of at least a President, a Secretary and a Treasurer.  The Board of Directors may also choose a Chief Executive Officer and one or more Vice Presidents, Assistant Secretaries and Assistant Treasurers and such other Officers and agents as it shall deem necessary or advisable who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the Board.  Any number of offices may be held by the same person.  The salaries of all Officers and agents of the Company shall be fixed by or in the manner prescribed by the Board.  The Officers of the Company shall hold office until their successors are chosen and qualified.  Any Officer may be removed at any time, with or without cause, by the affirmative vote of a majority of the Board.  Any vacancy occurring in any office of the Company shall be filled by the Board.  The current Officers of the Company are listed on Schedule D hereto.

(b) Chief Executive Officer.  The Chief Executive Officer of the Company shall preside at all meetings of the Board, shall be responsible for the general and active management of the business of the Company and shall see that all orders and resolutions of the Board are carried into effect.  The Chief Executive Officer or any other Officer authorized by the Chief Executive Officer or the Board shall execute all bonds, mortgages and other contracts, except:  (i) where required or permitted by law or this Agreement to be otherwise signed and executed, including Section 7(b); (ii) where signing and execution thereof shall be expressly delegated by the Board to some other Officer or agent of the Company, and (iii) as otherwise permitted in Section 11(c).

(c) President.  If there is no Chief Executive Officer, then the President shall perform the duties of the Chief Executive Officer.  In addition, in the absence of the Chief Executive Officer or in the event of the Chief Executive Officer’s inability to act, the President, if any (or in the event there be more than one President, the Presidents in the order designated by the Directors, or in the absence of any designation, then in the order of their election), shall perform the duties of the Chief Executive Officer, and when so acting, shall have all the powers of and be subject to all the restrictions upon the Chief Executive Officer.  The Presidents, if any, shall perform such other duties and have such other powers as the Board may from time to time prescribe.

(d) Vice President.  The Vice Presidents, if any, shall perform such other duties and have such powers as the Board may from time to time prescribe.

(e) Secretary and Assistant Secretary.  The Secretary shall be responsible for filing legal documents and maintaining records for the Company.  The Secretary shall attend all meetings of the Board and record all the proceedings of the meetings of the Company and of the Board in a book to be kept for that purpose and shall perform like duties for the standing committees when required.  The Secretary shall give, or shall cause to be given, notice of all meetings of the Member, if any, and special meetings of the Board, and shall perform such other duties as may be prescribed by the Board or the President, under whose supervision the Secretary shall serve.  The Assistant Secretary, or if there be more than one, the Assistant Secretaries in the order determined by the Board (or if there be no such determination, then in order of their election), shall, in the absence of the Secretary or in the event of the Secretary’s inability to act, perform the duties and exercise the powers of the Secretary and shall perform such other duties and have such other powers as the Board may from time to time prescribe

(f) Treasurer and Assistant Treasurer.  The Treasurer shall have the custody of the Company funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Company and shall deposit all moneys and other valuable effects in the name and to the credit of the Company in such depositories as may be designated by the Board.  The Treasurer shall disburse the funds of the Company as may be ordered by the Board, taking proper vouchers for such disbursements, and shall render to the President and to the Board, at its regular meetings or when the Board so requires, an account of all of the Treasurer’s transactions and of the financial condition of the Company.  The Assistant Treasurer, or if there shall be more than one, the Assistant Treasurers in the order determined by the Board (or if there be no such determination, then in the order of their election), shall, in the absence of the Treasurer or in the event of the Treasurer’s inability to act, perform the duties and exercise the powers of the Treasurer and shall perform such other duties and have such other powers as the Board may from time to time prescribe.

(g) Officers as Agents.  The Officers, to the extent of their powers set forth in this Agreement or otherwise vested in them by action of the Board not inconsistent with this Agreement, are agents of the Company for the purpose of the Company’s business and, subject to Section 9(j), the actions of the Officers taken in accordance with such powers shall bind the Company.

(h) Duties of Board and Officers.  Except to the extent otherwise provided herein, each Director and Officer shall have a fiduciary duty of loyalty and care similar to that of directors and officers of business corporations organized under the General Corporation Law of the State of Delaware.

Section 12. Limited Liability

Except as otherwise expressly provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be the debts, obligations and liabilities solely of the Company, and neither the Member nor the Special Members nor any Officer or Director shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Member, Special Member, Officer or Director of the Company.

Section 13. Capital Contributions

The Member has contributed to the Company property of an agreed value as listed on Schedule B attached hereto.  In accordance with Section 5(c), the Special Members shall not be required to make any capital contributions to the Company.

Section 14. Additional Contributions

The Member is not required to make any additional capital contribution to the Company. However, the Member may make additional capital contributions to the Company at any time.  The provisions of this Agreement, including this Section 14, are intended to benefit the Member and the Special Members and, to the fullest extent permitted by law, shall not be construed as conferring any benefit upon any creditor of the Company (and no such creditor of the Company shall be a third-party beneficiary of this Agreement) and the Member and the Special Members shall not have any duty or obligation to any creditor of the Company to make any contribution to the Company or to issue any call for capital pursuant to this Agreement.

Section 15. Allocation of Profits and Losses.

The Company’s profits and losses shall be allocated to the Member.

Section 16. Distributions

Distributions shall be made to the Member at the times and in the aggregate amounts determined by the Board.  Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not be required to make a distribution to the Member on account of its interest in the Company if such distribution would violate Section 18-607 (or any successor provision) of the Act or any other applicable law or any Program Document.

Section 17. Books and Records

The Board shall keep or cause to be kept complete and accurate books of account and records with respect to the Company’s business.  The books of the Company shall at all times be maintained by the Board.  The Member and its duly authorized representatives shall have the right to examine the Company books, records and documents during normal business hours.  The Company, and the Board on behalf of the Company, shall not have the right to keep confidential from the Member any information that the Board would otherwise be permitted to keep confidential from the Member pursuant to Section 18-305(c) (or any successor provision)  of the Act.  The Company’s books of account shall be kept using the method of accounting determined by the Member.  The Company’s independent auditor, if any, shall be an independent public accounting firm selected by the Member.

Section 18. Reports

(a) The Board shall use diligent efforts to cause to be prepared and mailed to the Member, within 180 days after the end of each fiscal year, an audited or unaudited report setting forth as of the end of such fiscal year:

(i)	a balance sheet of the Company;

(ii)	an income statement of the Company for such fiscal year; and

(iii)	a statement of the Member’s capital account.

(b) The Board shall, after the end of each fiscal year, use reasonable efforts to cause the Company’s independent accountants, if any, to prepare and transmit to the Member as promptly as possible any such tax information as may be reasonably necessary to enable the Member to prepare its federal, state and local income tax returns relating to such fiscal year.  Nothing in this Section 18 shall limit the Company from hiring a person or company to perform its bookkeeping, accounting or other related services.

Section 19. Other Business

The Member, the Special Members and any Affiliate of the Member or the Special Members may engage in or possess an interest in other business ventures (unconnected with the Company) of every kind and description, independently or with others.  The Company shall not have any rights in or to such independent ventures or the income or profits therefrom by virtue of this Agreement.

Section 20. Exculpation and Indemnification

(a) To the fullest extent permitted by applicable law, neither the Member nor the Special Members nor any Officer, Director, employee or agent of the Company nor any employee, representative, agent or Affiliate of the Member or the Special Members (collectively, the “Covered Persons”) shall be liable to the Company or any other Person who has an interest in or claim against the Company for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such Covered Person by this Agreement, except that a Covered Person shall be liable for any such loss, damage or claim incurred by reason of such Covered Person’s gross negligence or willful misconduct.

(b) To the fullest extent permitted by applicable law, a Covered Person shall be entitled to indemnification from the Company for any loss, damage or claim incurred by such Covered Person by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such Covered Person by this Agreement, except that no Covered Person shall be entitled to be indemnified in respect of any loss, damage or claim incurred by such Covered Person by reason of such Covered Person’s gross negligence or willful misconduct with respect to such acts or omissions; provided, however, that any indemnity under this Section 20 by the Company shall be provided out of and to the extent of Company assets only, and the Member and the Special Members shall not have personal liability on account thereof.

(c) To the fullest extent permitted by applicable law, expenses (including legal fees) incurred by a Covered Person defending any claim, demand, action, suit or proceeding may, from time to time, be advanced by the Company prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Company of an undertaking by or on behalf of the Covered Person to repay such amount if it shall be determined that the Covered Person is not entitled to be indemnified as authorized in this Section 20.

(d) A Covered Person shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements presented to the Company by any Person as to matters the Covered Person reasonably believes are within such other Person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Company, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, or any other facts pertinent to the existence and amount of assets from which distributions to the Member might properly be paid.

(e) To the extent that, at law or in equity, a Covered Person has duties (including fiduciary duties) and liabilities relating thereto to the Company or to any other Covered Person, a Covered Person acting under this Agreement shall not be liable to the Company or to any other Covered Person for its good faith reliance on the provisions of this Agreement or any approval or authorization granted by the Company or any other Covered Person.  The provisions of this Agreement, to the extent that they restrict the duties and liabilities of a Covered Person otherwise existing at law or in equity, are agreed by the Member and the Special Members to replace such other duties and liabilities of such Covered Person.

(f) Notwithstanding any other provisions contained in this Section 20 to the contrary, the Company shall not pay, nor be obligated to pay, any amount pursuant to this Section 20 other than from funds available to the Company that are not required to be applied to payments on the Securities.  Any amount which the Company does not pay pursuant to the operation of the preceding sentence shall not constitute a claim (as defined in Section 101 of the U.S. Bankruptcy Code) against or obligation of the Company for any insufficiency unless and until the Company satisfies the provisions above.

(g) The foregoing provisions of this Section 20 shall survive any termination of this Agreement.

Section 21. Assignments

Subject to Section 23, the Member may assign in whole or in part its limited liability company interest in the Company; provided that, prior to the transfer, the Member must deliver to the Board and the Independent Directors an opinion of counsel to the effect that such transfer will not result in the Company being treated as a “publicly traded partnership” under Section 7704 of the Code.  If the Member transfers all of its limited liability company interest in the Company pursuant to this Section 21, the transferee shall be admitted to the Company as a member of the Company upon its execution of an instrument signifying its agreement to be bound by the terms and conditions of this Agreement, which instrument may be a counterpart signature page to this Agreement.  Such admission shall be deemed effective immediately prior to the transfer and, immediately following such admission, the transferor Member shall cease to be a member of the Company.  Notwithstanding anything in this Agreement to the contrary, any successor to the Member by merger or consolidation in compliance with the Program Documents shall, without further act, be the Member hereunder, and such merger or consolidation shall not constitute an assignment for purposes of this Agreement and the Company shall continue without dissolution.

Section 22. Resignation

So long as any Security is outstanding, the Member may not resign, except as permitted under the Program Documents.  If the Member is permitted to resign pursuant to this Section 22, an additional member of the Company shall be admitted to the Company, subject to Section 23, upon its execution of an instrument signifying its agreement to be bound by the terms and conditions of this Agreement, which instrument may be a counterpart signature page to this Agreement.  Such admission shall be deemed effective immediately prior to the resignation and, immediately following such admission, the resigning Member shall cease to be a member of the Company.

Section 23. Admission of Additional Members

One or more additional members of the Company may be admitted to the Company with the written consent of the Member.

Section 24. Dissolution

(a) Subject to Section 9(j), the Company shall be dissolved, and its affairs shall be wound up upon the first to occur of the following:  (i) the termination of the legal existence of the last remaining member of the Company or the occurrence of any other event which terminates the continued membership of the last remaining member of the Company in the Company unless the business of the Company is continued in a manner permitted by this Agreement or the Act or (ii) the entry of a decree of judicial dissolution under Section 18-802 (or any successor provision) of the Act.  Upon the occurrence of any event that causes the last remaining member of the Company to cease to be a member of the Company, to the fullest extent permitted by law, the personal representative of such member is hereby authorized to, and shall, within 90 days after the occurrence of the event that terminated the continued membership of such member in the Company, agree in writing (i) to continue the Company and (ii) to the admission of the personal representative or its nominee or designee, as the case may be, as a substitute member of the Company, effective as of the occurrence of the event that terminated the continued membership of the last remaining member of the Company in the Company.

(b) Notwithstanding any other provision of this Agreement, the Bankruptcy of the Member or a Special Member shall not cause the Member or Special Member, respectively, to cease to be a member of the Company and upon the occurrence of such an event, the business of the Company shall continue without dissolution.

(c) Notwithstanding any other provision of this Agreement, each of the Member and the Special Members waives any right it might have under Section 18-801(b) (or any successor provision) of the Act to agree in writing to dissolve the Company upon the Bankruptcy of the Member or a Special Member, or the occurrence of an event that causes the Member or a Special Member to cease to be a member of the Company.

(d) In the event of dissolution, the Company shall conduct only such activities as are necessary to wind up its affairs (including the sale of the assets of the Company in an orderly manner), and the assets of the Company shall be applied in the manner, and in the order of priority, set forth in Section 18-804 (or any successor provision) of the Act.

(e) The Company shall terminate when (i) all of the assets of the Company, after payment of or due provision for all debts, liabilities and obligations of the Company, shall have been distributed to the Member in the manner provided for in this Agreement and Program Documents and (ii) the Certificate of Formation shall have been canceled in the manner required by the Act.

Section 25. Waiver of Partition; Nature of Interest

Except as otherwise expressly provided in this Agreement, to the fullest extent permitted by law, each of the Member and the Special Members hereby irrevocably waives any right or power that such Person might have to cause the Company or any of its assets to be partitioned, to cause the appointment of a receiver for all or any portion of the assets of the Company, to compel any sale of all or any portion of the assets of the Company pursuant to any applicable law or to file a complaint or to institute any proceeding at law or in equity to cause the dissolution, liquidation, winding up or termination of the Company.  The Member shall not have any interest in any specific assets of the Company, and the Member shall not have the status of a creditor with respect to any distribution pursuant to Section 16 hereof.  The interest of the Member in the Company is personal property.

Section 26. Benefits of Agreement; No Third-Party Rights

None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditor of the Company or by any creditor of the Member or a Special Member.  Nothing in this Agreement shall be deemed to create any right in any Person (other than Covered Persons) not a party hereto, and this Agreement shall not be construed in any respect to be a contract in whole or in part for the benefit of any third Person (except as provided in Section 29).

Section 27. Severability of Provisions

Each provision of this Agreement shall be considered severable and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Agreement which are valid, enforceable and legal.

Section 28. Entire Agreement

This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof

Section 29. Binding Agreement

Notwithstanding any other provision of this Agreement, the Member agrees that this Agreement constitutes a legal, valid and binding agreement of the Member, and is enforceable against the Member by the Independent Directors, in accordance with its terms.  In addition, the Independent Directors shall be intended beneficiaries of this Agreement.

Section 30. Governing Law

This Agreement shall be governed by and construed under the laws of the State of Delaware (without regard to conflict of laws principles), all rights and remedies being governed by said laws.

Section 31. Amendments

Subject to Section 9(j), this Agreement may be modified, altered, supplemented or amended pursuant to a written agreement executed and delivered by the Member.

Section 32. Counterparts

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original of this Agreement and all of which together shall constitute one and the same instrument.

[Remainder of page intentionally left blank]

Section 33. Notices

Any notices required to be delivered hereunder shall be in writing and personally delivered, mailed or sent by telecopy, electronic mail or other similar form of rapid transmission, and shall be deemed to have been duly given upon receipt (a) in the case of the Company, to the Company at its address in Section 2, (b) in the case of the Member, to the Member at its address as listed on Schedule B attached hereto (c) in the case of any Special Member, at the address set forth on his respective signature page hereto, and (d) in the care of any of the foregoing, at such other address as may be designated by written notice to the other parties.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned has duly executed this Third Amended and Restated Limited Liability Company Agreement as of the date first above written.

Member:	PROSPER MARKETPLACE, INC.

By: /s/ Stephan P. Vermut
Name: Stephan P. Vermut
Title: CEO

Independent Director (who may become a Special Member):	By: /s/ Bernard J. Angelo
Name: Bernard J. Angelo

Independent Director (who may become a Special Member):	By: /s/ David V. DeAngelis
Name: David V. DeAngelis

SCHEDULE A

Definitions

A.           Definitions

When used in this Agreement, the following terms not otherwise defined herein have the meanings set forth below.  Any other capitalized term used but not defined herein shall have the meaning assigned to such term in the Indenture or, if not defined therein, in the Administration Agreement.

“Act” has the meaning set forth in the preamble to this Agreement.

“Administration Agreement” means the Administration Agreement to be entered into between the Company and the Member, pursuant to which the Member will agree to (i) manage the Prosper System on behalf of the Company, (ii) provide certain administrative services to the Company, and (iii) service the Borrower Loans and Securities on behalf of the Company.

“Agreement” means this Amended and Restated Limited Liability Company Agreement of the Company, together with the schedules attached hereto, as amended, supplemented or otherwise modified from time to time.

“Bankruptcy” means, with respect to any Person, if such Person (i) makes an assignment for the benefit of creditors, (ii) files a voluntary petition in bankruptcy, (iii) is adjudged a bankrupt or insolvent, or has entered against it an order for relief, in any bankruptcy or insolvency proceedings, (iv) files a petition or answer seeking for itself any reorganization, arrangement, composition, readjustment, liquidation or similar relief under any statute, law or regulation, (v) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against it in any proceeding of this nature, (vi) seeks, consents to or acquiesces in the appointment of a trustee, receiver or liquidator of the Person or of all or any substantial part of its properties, or (vii) if 90 days after the commencement of any proceeding against the Person seeking reorganization, arrangement, composition, readjustment, liquidation or similar relief under any statute, law or regulation, if the proceeding has not been dismissed, or if within 60 days after the appointment without such Person’s consent or acquiescence of a trustee, receiver or liquidator of such Person or of all or any substantial part of its properties, the appointment is not vacated or stayed, or within 60 days after the expiration of any such stay, the appointment is not vacated.  The foregoing definition of “Bankruptcy” is intended to replace and shall supersede and replace the definition of “Bankruptcy” set forth in Sections 18-101(1) and 18-304 (or any successor provisions) of the Act.

“Board” or “Board of Directors” means the Board of Directors of the Company.

“Borrower” means the obligor on any Borrower Loan.

“Certificate of Formation” means the Certificate of Formation of the Company filed with the Secretary of State of the State of Delaware on February 17, 2012, as amended or amended and restated from time to time.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” means Prosper Funding LLC, a Delaware limited liability company.

“Directors” means the Persons elected to the Board of Directors from time to time by the Member, including the Independent Directors, in their capacity as managers of the Company.  A Director is hereby designated as a “manager” of the Company within the meaning of Section 18-101(10) (or any successor provision) of the Act.

“Indenture” means the Indenture relating to the Securities to be entered into between the Company and Wells Fargo Bank, National Association, as Trustee, and any supplements thereto.

“Independent Director” means a natural person that has at least three years’ experience as an independent manager or director at a nationally recognized organization that provides independent director services and who, for the five-year period prior to his or her appointment as Independent Director has not been, and during the continuation of his or her service as Independent Director is not: (i) an employee, director, stockholder, partner, officer, creditor, supplier, manager, contractor, or direct or indirect legal or beneficial owner of the Company, the Member, the Bank or the Servicer or any of their respective Affiliates or delegates (of which the Company has knowledge) (other than his or her service as Independent Director); (ii) any member of the immediate family of any person described in (i); or (iii) any person who controls, either directly, indirectly or otherwise, any person described in (i) or (ii).

“Material Action” means to amend or purport to amend the provisions of Section 7(a) of this Agreement, consolidate or merge the Company with or into any Person, or, other than through the Company’s issuance of the Securities, to sell all or substantially all of the assets of the Company, or to institute proceedings to have the Company be adjudicated bankrupt or insolvent, or consent to the institution of bankruptcy or insolvency proceedings against the Company or file a petition seeking, or consent to, reorganization or relief with respect to the Company under any applicable federal or state law relating to bankruptcy, or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Company or a substantial part of its property, or make any assignment for the benefit of creditors of the Company, or admit in writing the Company’s inability to pay its debts generally as they become due, or take action in furtherance of any such action, or, to the fullest extent permitted by law,  dissolve or liquidate the Company, or enter into any agreement, contract or arrangement with the Member or any affiliate of the Company, or with any other person, that (i) creates or reasonably could create, directly or indirectly, any material obligations or liabilities for the Company in favor of, on behalf of or for the benefit of the Member or any affiliate of the Company (including any guarantees of any performance or payment obligations thereof), (ii) that materially restricts or changes the business or operations of the Company or commits the Company to transact all or any material portion thereof with, through or with the assistance of the Member or any other affiliate of the Company, (iii) that obligates the Company to pay, reimburse or fund, directly or indirectly, substantial fees, compensation or consideration to, on behalf of or for the benefit of the Member or any affiliate of the Company, (iv) the subject matter of which involves or reasonably could involve commitment to acquire or to assign, transfer, pledge or dispose of all or any material portion of the current, expected, projected or potentially obtained assets, proceeds of assets, or revenues of the Company.

“Member” means Prosper Marketplace, Inc., as the initial member of the Company, and includes any Person admitted as an additional member of the Company or a substitute member of the Company pursuant to the provisions of this Agreement, each in its capacity as a member of the Company; provided, however, the term “Member” shall not include the Special Members.

“Officer” means an officer of the Company described in Section 11.

“Program Documents” means the Indenture, the Loan Sale Agreement, the Administration Agreement, the Borrower Registration Agreements, the Lender Registration Agreements and any other agreements or instruments related to or arising from any of the foregoing or otherwise related to the Company’s ownership and operation of the Prosper System, purchase of Borrower Loans, or issuance, sale or payment of the Securities and/or the servicing of Borrower Loans.

“Prosper System” means the proprietary, internet-based peer-to-peer lending platform developed by the Member and transferred to the Company, through which Borrowers may obtain Borrower Loans and qualified investors may purchase Securities.

“Special Member” means, upon such person’s admission to the Company as a member of the Company pursuant to Section 5(c), a person acting as Independent Director, in such person’s capacity as a member of the Company.  A Special Member shall only have the rights and duties expressly set forth in this Agreement.

B.           Rules of Construction

Definitions in this Agreement apply equally to both the singular and plural forms of the defined terms.  The words “include” and “including” shall be deemed to be followed by the phrase “without limitation.”  The terms “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Section, paragraph or subdivision.  The Section titles appear as a matter of convenience only and shall not affect the interpretation of this Agreement.  All Section, paragraph, clause, Exhibit or Schedule references not attributed to a particular document shall be references to such parts of this Agreement.  All references to agreements shall include such agreements as they may be supplemented, amended or otherwise modified from time to time.  All references to a Person shall include such Person’s successors and assigns.

SCHEDULE B

Member

Name	Mailing Address	Agreed Value of Capital Contribution	Membership Interest
Prosper Marketplace, Inc.	101 Second Street, 15th Floor, San Francisco, CA 94105	$100	100%

SCHEDULE C

DIRECTORS

1.           Stephan P. Vermut

2.           Aaron Vermut

3.           Ronald Suber

4.           Bernard J. Angelo

5.           David V. DeAngelis

SCHEDULE D

Stephan P. Vermut	Chief Executive Officer
Aaron Vermut	President
Ronald Suber	Vice President
Sachin Adarkar	Secretary
Kenneth Niewald	Treasurer